EXHIBIT 5

December 15, 1999



Diamond Powersports, Inc.
10145 NW 46th Street
Sunrise, Florida 33351


Gentlemen:

In connection with the registration under the Securities Act of 1933 (the "Act") of 4,000,000 shares of the common stock, $.001 par value (the "Common Stock"), of Diamond Powersports, a Florida corporation (the "Company"), we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that the Common Stock, when issued upon the terms and conditions set forth in the Registration Statement filed by the Company in connection with the registration of the Common Stock, and upon receipt of the consideration therefor, will be legally issued, fully paid and nonassessable.

We consent to be named in the Registration Statement as attorneys who will pass upon certain legal matters in connection with the offering described in the Registration Statement, and to the filing of a copy of this opinion as an exhibit to the Registration Statement.


Very truly yours,



John Hanzel, P.A.